Exhibit 99.1

Pattern Energy Expands Credit Facilities to $350 Million

SAN FRANCISCO, California, December 17, 2014 – Pattern Energy Group Inc. (NASDAQ: PEGI) (TSX: PEG) today announced that it has expanded commitments under its corporate credit facility agreement to US$350 million from US$145 million. The credit facilities are used for general corporate purposes, including financing future asset acquisitions.

“Increasing the capacity of our credit facilities provides us with additional liquidity as we continue to grow our portfolio of operating assets,” said Mike Garland, President and CEO of Pattern Energy. “This increased liquidity reflects our increasing growth. In our first year since the IPO, we grew our assets by 41 percent in net owned capacity – over 431 MW – and have identified 874 MW of ROFO projects that we expect to be acquiring in the next 12 to 18 months, more than doubling our last year’s growth.”

As of September 30, 2014, the Company had US$97.4 million available under its US$145 million revolving credit agreements.

About Pattern Energy

Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the NASDAQ (“PEGI”) and Toronto Stock Exchange (“PEG”). Pattern Energy has a portfolio of eleven wind power projects, with a total owned interest of 1,472 MW, in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power projects generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the use of the corporate credit facilities, future asset acquisitions, and the ability of the identified ROFO portfolio or other asset acquisitions to generate growth.

These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the documents filed with the SEC and applicable Canadian securities regulatory authorities, including the Company’s annual report on Form 10-K. The risk factors and other factors noted therein could cause actual events or the Company’s actual results to differ materially from those contained in any forward-looking statement.

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Contact: Investor Relations Ross Marshall 416-815-0700 x238 rmarshall@tmxequicom.com	Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com